Contact: Liz Keating Corporate Communications 312-848-0176 elizabeth.keating@exeloncorp.com FOR IMMEDIATE RELEASE EXELON APPOINTS CARLOS GUTIERREZ TO BOARD OF DIRECTORS Former U.S. Secretary of Commerce brings global diplomacy, government experience and Fortune 500 corporate leadership expertise to the board CHICAGO (Oct., 26, 2021) — Exelon today announced that its board of directors elected Carlos Gutierrez to join the board as a director. Gutierrez, 67, is a former U.S. Secretary of Commerce and the current CEO and executive chairman of EmPath, Inc., a SaaS technology platform that uses machine learning to identify employee skills for large organizations. Prior to his role at EmPath, Secretary Gutierrez served as chair of the Albright Stonebridge Group, a global strategic advisory firm. He served as U.S. Secretary of Commerce from 2005 to 2009 under President George W. Bush, where he worked with foreign government and business leaders to advance economic relationships, enhance trade and promote U.S. exports. Secretary Gutierrez played a key role in the passage of landmark free trade agreements that removed trade barriers, expanded export opportunities and boosted global investment. “Secretary Gutierrez’ unique background in technology, government service and corporate leadership at a Fortune 500 company gives him a deep and well-rounded perspective on the work of the board,” said Mayo Shattuck, chairman of Exelon. “His expertise in global and domestic economics, corporate and financial management, strategic thinking and effective leadership will greatly benefit Exelon.” Secretary Gutierrez also spent nearly 30 years with Kellogg Company, a global manufacturer and marketer of well-known food brands. After assignments in Latin America, Canada, Asia and the United States, he became president and CEO of Kellogg in 1999 − the youngest CEO in the company's hundred-year history. In April 2000, he was named chairman of the board of Kellogg Company. Secretary Gutierrez currently serves on the boards of the Boao Forum for Asia, Occidental Petroleum Corporation, MetLife, Human Freedom Advisory Council for the Bush Institute, Tent Partnership for Refugees Advisory Council and TheDream.US Secretary Gutierrez studied business administration at the Monterrey Institute of Technology in Querétaro, Mexico.

### About Exelon Exelon Corporation (Nasdaq: EXC) is a Fortune 100 energy company with the largest number of electricity and natural gas customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2020 revenue of $33 billion. Exelon serves approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 31,000 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including three fourths of the Fortune 100. Follow Exelon on Twitter @Exelon.